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                                                                    EXHIBIT 10.2

                       LICENSE AND DISTRIBUTION AGREEMENT
                             (MANUFACTURING RIGHTS)
                                  (2005 - 2007)

      This License and Distribution Agreement (this "AGREEMENT") is entered in as of March 29, 2004 by and between Riverdeep Inc., A Limited Liability Company, a limited liability company organized in Delaware ("RIVERDEEP"), and Encore Software, Inc., a Minnesota corporation ("DISTRIBUTOR").

      WHEREAS, Riverdeep is engaged in the business of developing, licensing and publishing computer software programs, including the Products (as hereinafter defined);

      WHEREAS, Distributor is engaged in the business of selling and marketing goods in the Territory (as hereinafter defined), including products similar or related to the Products; and

      WHEREAS, Riverdeep and Distributor wish to enter into an agreement pursuant to which Distributor will manufacture, sell, and distribute the Products for sale in the Channel (as hereinafter defined) within the Territory.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.    DEFINITIONS.

      1.1 "ADJUSTMENT DATE" means 30 days after the commencement of each Sales Year.

      1.2 "CHANNEL" shall mean all retail accounts, whether sold to directly or through distributors, including, without limitation, brick and mortar stores and Internet-based retailers (such as Amazon.com); provided however, that Riverdeep shall have the right to sublicense Products to sublicensees that will in turn sell and distribute them into small retail accounts pursuant to (i) the sublicenses set forth on Exhibit C attached hereto provided that copies of the same have been furnished to Distributor prior to the Commencement Date, and (ii) such future sublicenses as the parties shall mutually agree to not to be unreasonably withheld or delayed, it being agreed that Riverdeep shall not amend or modify such sublicenses to add new products thereto or to expand the channel thereof without Distributor's consent, not to be unreasonably withheld or delayed; and provided further, that notwithstanding anything to the contrary in this Agreement, nothing contained herein shall limit Distributor's parent company from selling or distributing the Products to its retail customers through such parent company's website. At Riverdeep's request, no more frequently than on a quarterly basis, Distributor shall provide to Riverdeep a list of current accounts into which Distributor sells or distributes the Products. The Channel specifically excludes Riverdeep's channels of distribution other than the retail channel, including, without limitation, (a) sales directly to end users (including, without limitation, through television, magazine, catalog, continuity club, mail, door-to-door, email, web, and telemarketing offers), (b) sales through the OEM channel and, (c) sales in the educational/schools channel. Distributor shall not distribute Products to any account that intends, or is reasonable likely, to resell the Products outside of the Channel or Territory.

      1.3   "COMMENCEMENT DATE" shall mean March 31, 2005.

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      1.4   "DELIVERABLES" shall have the meaning ascribed to such term in
Section 2.9.

      1.5 "DOCUMENTATION" shall mean all printed booklets, pamphlets, user manuals, maintenance manuals, end user license agreements, registration cards, promotional materials and any other materials which are distributed with the Products. Such Documentation shall not be modified, translated, supplemented or omitted without Riverdeep's prior written approval (not to be unreasonably withheld or delayed) and any such modifications, translations or supplements shall remain the property of Riverdeep.

      1.6 "END USERS" shall mean the customers of Distributor's Retailers (as hereinafter defined) to whom such Retailers sell Products for use and not for re-sale.

      1.7 "EXCLUDED PRODUCTS" means (i) genealogy-based and language-based software programs unless otherwise consented to by Distributor in its sole discretion; (ii) Products that have been terminated pursuant to Section 10.1.4 hereof; and (iii) such individual SKU's as to which Distributor determines in its sole discretion it will no longer ship or fulfill retail orders and notifies Riverdeep of such determination in writing.

      1.8 "INTELLECTUAL PROPERTY RIGHTS" means patent rights and registrations and applications, renewals and extensions therefor, copyright (including, but not limited to, ownership rights in all titles, computer code, themes, objects, characters, character names, stories, dialog, catch phrases, locations, concepts, artwork, animation, sounds, musical compositions, audio-visual effects and methods of operation, moral rights and any related documentation), copyright registrations and applications, renewals and extensions therefor, trademark registrations and applications, renewals and extensions therefor, rights in trade dress and packaging, trade secrets and other intellectual property rights recognized by U.S. laws and applicable foreign and international laws, treaties and conventions.

      1.9 "LICENSED MEDIA" shall mean all (i) computer-readable magnetic media storage devices for the PC, including CD-Rom and DVD-Rom, (ii) DVD's, and (iii) electronic learning aids (such as, Leapster and Leapad); provided however, in the case of DVD's and electronic learning aids, Distributor shall only have exclusive rights only on a Product-by-Product basis and only if Riverdeep is able to retain such distribution rights in any negotiations involving the development of the applicable product, it being understood that Riverdeep shall use good faith commercially reasonable efforts to retain such rights. Interactive online (unless otherwise a part of the Product itself) and electronic download are excluded.

      1.10 "LOSS EVENT" means, with respect to any Product under this Agreement or the Prior Agreement, (i) a loss of rights the effect of which limits or precludes Riverdeep licensing such Product to Distributor under this Agreement without a default by Riverdeep hereunder; (ii) Riverdeep's failure to initially procure rights to such Product; (iii) Riverdeep's failure to make such Product available to Distributor hereunder; (iv) Riverdeep's failure to provide the Deliverables for such Product as and when required hereunder; or (v) Riverdeep's decision to discontinue such Product, or (vi) any other event or occurrence the effect of which limits or impairs the rights granted to Distributor hereunder in respect of such Product.

      1.11 "MEDIATOR" means a mediator to be chosen by the parties from time to time to resolve specific disputes hereunder pursuant to a mediation procedure to be mutually agreed upon by the parties within 30 days after the Commencement Date.

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      1.12  "NPD INDEX" means on each Adjustment Date, the size, in US Dollars, of the market for retail sell-through of software in the United States, as published in the NPD Techworld database, for the 12-month period ending on the first day of the current Sales Year. On each Adjustment Date, the NPD Index will be determined by inserting the following search query into such database: (i) the Category shall be determined by mutual agreement of the parties within seven
(7) days after the date hereof ; (ii) the existing data shall be extrapolated to 100% of the market using the NPD "100%" function; (iii) the result shall be based on dollar sales (as opposed to unit sales); and, (iv) the period covered shall be the prior full 12-month period. If at any time after the Commencement Date the format or components of the NPD Index (or any of the individual indices from which it is compiled) are materially changed, or if the NPD Index (or any of the individual indices from which it is compiled) is no longer published, either party may send written notification to the other party, whereupon the parties shall have a period of thirty (30) days to attempt to agree upon a substitute method for measuring the size of the market previously measured by the NPD Index. If, by the end of such time, the parties are unable to agree upon a substitute method, the parties shall assign a mathematical formula to the line that best fits the five years of data from the NPD Index (or any of the individual indices from which it is compiled) preceding the applicable Adjustment Date and, using such formula, shall extrapolate the NPD Index for each of the subsequent Adjustment Dates.

      1.13 "OEM" shall mean: original equipment manufacturers selling hardware, Non-Traditional OEM's, and Similar Distributors. As used herein, (i) "Non-Traditional OEM's" shall mean distributors who manufacture Product(s), and do not sell the Products in the retail channel; and, "Similar Distributors" shall mean distributors (including entities acting on behalf of Similar Distributors in licensing software from Riverdeep and other sources) which advertise, market, distribute and sell products through after-purchase programs for goods, other than Products, sold in any channel, loyalty programs (defined as special offers presented to end users who purchase goods from Similar Distributors, e.g. Frequent Flier Programs, mailers inserted into bills, etc.), fundraising programs, or direct mail programs, but in any event not selling or distributing any Product through or into the Channel unless pursuant to a sublicense approved under Section 1.2 above. As used herein, "after-purchase programs" shall mean marketing programs through which an end user may receive the Product for a fee after purchasing another product.

      1.14 "PREVIOUSLY-RELEASED PROPERTIES" means interactive software (and all updates, upgrades, or other modifications thereto) owned or controlled, or that was owned or controlled, by Riverdeep that is obsolete and no longer distributed in the Channel.

      1.15 "PRODUCT" or "PRODUCTS" shall mean those computer software product lines of Riverdeep consisting of the individual SKU's for such lines listed on Exhibit A, as the same may be amended from time to time in accordance with the provisions of Section 2.6 and 2.7, together with the "Products" as defined in the Prior Agreement; provided however, that such Products under the Prior Agreement (whether or not listed on Exhibit A attached hereto) shall not be deemed to constitute "Products" hereunder until the earlier of (i) the date upon which Distributor shall have fully recouped the Guaranteed Royalty under the Prior Agreement; and (ii) the termination of the Prior Agreement pursuant to
Section 12.14 of this Agreement; and provided further, that any Consent-Required Product shall not constitute a Product hereunder until Riverdeep notifies Distributor that it has received the corresponding Third Party Consent therefor, whereupon the same shall constitute a Product hereunder. Riverdeep shall have the right upon 30 days' prior written notice to Distributor to modify, alter, improve, change, add to or discontinue any or all the Products in accordance with the provisions of Section 2.6 and 2.7. Notwithstanding anything to the contrary in this Agreement, including Exhibit A, in no event shall the Products include any Excluded Products or Previously-Released Properties. References to "Products"

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herein shall be deemed to include all SKU's within such Product other than
Previously-Released Properties.

      1.16 "PRIOR AGREEMENT" means that certain License and Distribution Agreement (Manufacturing Rights) (2004 - 2005), of even date herewith entered into between the parties, as the same shall have been amended or modified in writing between the parties from time to time.

      1.17 "RETAILERS" shall mean the business entities in the Channel and Territory to which Distributor markets and distributes, either directly or through distributors, Products for resale.

      1.18 "REVISION EVENT" shall mean, on each of June 30, 2005, and June 30, 2006, a failure by Riverdeep for any reason to revise (i.e., "rev") any seven of the ten highest revenue generating Products over the prior 12-month period, five of which must be the five highest revenue generating Products over the prior 12-month period.

      1.19 "SALE" of any Product shall mean the granting of a license to use such Product and the "purchase" of any Product shall mean the obtaining of a license to use such Product.

      1.20  "SALES DISCOUNTS" shall mean price discounts and price protection.

      1.21 "SALES YEAR" means each twelve-month period during the Term commencing on the Commencement Date and each anniversary thereof.

      1.22 "TERM" shall mean that period of time specified in Section 9 of the Agreement.

      1.23  "TERRITORY" shall mean the United States.

2.    DISTRIBUTION RIGHTS.

      2.1 Rights Granted to Distributor. Riverdeep hereby grants to Distributor the exclusive right and license to replicate, publish, market, sell, and distribute the Products on the Licensed Media in the Channel in the Territory. Riverdeep hereby grants to Distributor a non-exclusive, non-transferable license to use the names of the Products as well as, where applicable, the "The Learning Company," "Broderbund," "Edmark," and "Riverdeep" trademarks, all subject to Riverdeep's standard policies and the approval processes specified herein. Except as expressly provided herein, Distributor shall have no right to sublicense or otherwise transfer any of the rights granted under this Agreement. Distributor may not create derivative works of the software in the Products, nor may it alter or modify such software in any way. All other rights not granted herein to Distributor are reserved. Distributor is not authorized to sell the Products for delivery outside the Territory or for re-sale outside the Territory. Distributor shall have the right, but not the obligation, to manufacture the Products and may use third-party manufacturers for such manufacturing. Such third party manufacturers shall be subject to Licensor's prior written approval, it being agreed that Riverdeep has approved all of the third party manufacturers set forth on Exhibit E. All rights granted herein are specifically subject to the additional covenants, terms and conditions set forth in Exhibit B attached hereto.

      2.2 Documentation. Each Product distributed by Distributor under this Agreement shall be the full retail version of such Product and shall include a complete copy of the Product's original Documentation (such Documentation shall not vary with current Riverdeep practices or future industry

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standards), including an end-user license agreement mutually agreed to by the parties between Riverdeep and such end-users but incorporating Distributor's warranty and return policy, provided such items are furnished to Distributor on a timely basis prior to manufacturing of the applicable Products; provided however, that any items provided by Distributor shall be subject to Riverdeep's packaging approval requirements provided herein. Riverdeep shall provide an end user warranty for the Products of form and substance approved by Distributor and consistent with Distributor's end user return policy. Notwithstanding anything to the contrary in this Agreement, Distributor shall not be obligated to pay for any inserts or other promotions for the Products requested by Riverdeep, it being understood that the manual shall not constitute an insert for purposes of this sentence. Distributor may, in its sole discretion and expense, put inserts and promotions into packaging for Products and retain any revenue derived therefrom, subject to Riverdeep's reasonable approval.

      2.3 Assortments, Bundles and Premiums. The license granted herein shall include the right to sell and/or distribute the Products: (i) as individual stand-alone units, including jewel case; (ii) as part of an Assortment (as used herein, "Assortment" shall mean that a Product (or portion/component of a Product) is sold with another software product or products, but such Product is not physically packaged with such other product(s)); and (iii) as bundles where a Product(s) (or portion/component of a Product) is physically packaged or included on the same physical media with other products ("Bundle"). Assortments or Bundles that contain software or components other than Products shall be referred to as "Mixed Assortments" and "Mixed Bundles." All jewel case, Bundles and Assortments shall be subject to Riverdeep's prior written approval, not to be unreasonably withheld or delayed. "Premiums" shall mean extra item(s) provided to an end user who has purchased goods, said extra item(s) to be provided for no or nominal additional compensation. Distributor shall not distribute the Products as Premiums, for promotional purposes, or in any other manner so as to diminish, tarnish or otherwise derogate the Riverdeep brands. Distributor will not port or otherwise transfer Product intended for use on one Licensed Media onto another Licensed Media without Riverdeep's prior consent, which may be given or withheld in Riverdeep's sole discretion.

      2.4 Support. During the Term, Distributor shall provide customer support and technical support via email, telephonic, or online in a manner consistent with other products distributed by Distributor and industry standards. On Riverdeep's request, Distributor shall use commercially reasonable efforts to provide quarterly status reports regarding customer and technical support, in an agreed format subject to Distributor's existing data limitations, including such information as number of calls per sku, customer feedback, nature of bug or other problem. Such delivery shall be made within fifteen (15) days of request.

      2.5 Expenses. Except to the extent elsewhere provided in this Agreement, Distributor will bear all costs and expenses incurred by Distributor in manufacturing, promoting, channel marketing and distributing the Products, including but not limited to manufacturing, shipping, handling and warehousing costs, channel marketing expenditures, price protections and returns.

      2.6 Changes to the Product List and Products. Riverdeep shall not have the right to make any changes to the list of Products licensed hereunder to Distributor except as set forth in this Section.

            2.6.1 Upon the occurrence of a Loss Event, Riverdeep shall notify Distributor as soon as possible, and if such Loss Event arises for any reason other than a default by Riverdeep under Riverdeep's license agreement for such Product, Riverdeep shall have the right to replace such Product with a product of comparable market value and saleability to be agreed upon by the parties. If the parties are able to reach agreement as to an appropriate replacement product, such product shall

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be deemed a "Product" hereunder, Distributor shall have all rights with respect thereto as provided with respect to other Products hereunder, and Distributor shall have no further claim against Riverdeep arising out of the failure to provide the Product so replaced, it being understood that each party shall retain its rights and obligations in regard to customer support, representations, warranties, indemnification, returns, credits, license fees and royalties due on such Product units already in the Channel. If the parties, operating in good faith and with commercial reasonableness, are unable to reach agreement on any replacement product within fifteen (15) days after notification to Distribution of such Loss Event, or if Riverdeep has lost such rights by reason of a default under its license agreement for such Product, the Guaranteed Royalty shall be reduced as set forth in Section 4 and Distributor shall have all of its rights and remedies hereunder, at law, or in equity; provided however, that Distributor shall cease further manufacturing, sales, and distribution of the Product within 15 days after notification of any such Loss Event, if applicable.

            2.6.2 Riverdeep shall have the right at any time to add products to this Agreement, or to modify, upgrade, improve, or enhance Products under this Agreement, and promptly upon doing so shall provide Distributor with a replicatible goldmaster and other applicable materials for Distributor's use hereunder.

      2.7 Publishing Plan. Exhibit A lists the dates by which each Product will be made available by Distributor for shipment. Distributor shall have the right to request that Riverdeep revise each of the Products periodically during the Term, and upon such request, Riverdeep shall not unreasonably withhold its consent to do so, but in any event the ten highest revenue generating Products over the preceding 12-month period shall be revised at least once in each eighteen month period commencing on the Commencement Date.

      2.8 Exclusive Distributor. Riverdeep shall not license any currently existing products or future products for the Licensed Media to any other Distributor for sale or distribution in the Channel and the Territory, other than Excluded Products. This Section 2.8 shall not apply to any Products for which Riverdeep has terminated Distributor's right to distribute pursuant to
Section 10.1.4 herein.

      2.9 Deliverables. In respect of each of the Products available as of the Commencement Date, Riverdeep shall provide to Distributor the deliverables set forth on Exhibit D attached hereto (collectively, the "Deliverables") within 10 days after the Commencement Date. In respect of all other Products, the parties shall mutually agree upon the ship dates therefor, and thereafter Riverdeep shall provide the Deliverables for such Products no later than by the dates set forth on Exhibit D. Without implication as to the materiality of a default in respect of any other Products, Riverdeep's failure to furnish the Deliverables for the eight highest revenue generating Products over the preceding 12-month period shall be deemed to constitute a material default by Distributor hereunder unless cured under the default provisions hereof. In addition to any other rights and remedies available to Distributor for a Loss Event arising from Riverdeep's failure to provide the Deliverables for any Product on a timely basis, the period that Distributor has to meet any applicable Per Product Market Share Quota shall be extended on a day-for-day basis for each day of delay, and Riverdeep shall reimburse Distributor for Distributor's out-of-pocket losses, costs, and expenses incurred or owed by Distributor arising out of such failure within thirty (30) days after invoicing Riverdeep therefor.

3.    OWNERSHIP AND COPYRIGHT AND TRADEMARK NOTICES.

      3.1 Riverdeep retains and shall have ownership of all licensed intellectual property, including registered and unregistered copyrights and trademarks (and all good will derived therefrom),

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character assets, software code, package design, trade dress and marketing collateral, and any and all modifications, enhancements and derivative works thereof and all Intellectual Property Rights embodied therein and related thereto. All package art and marketing collateral shall be created as a work for hire, owned by Distributor, except to the extent otherwise required by Riverdeep's licensors. Distributor shall cooperate with Riverdeep to meet the requirements of such licensors as pertains to the creation of packaging art and marketing collateral. Upon Riverdeep's request, no more frequently than once each quarter during the Term, Distributor shall irrevocably assign and transfer to Riverdeep in perpetuity and throughout the Universe any and all of Distributor's right, title and interest (including, without limitation, the rights generally known as "moral rights" to the extent assignable) in the packaging art and marketing collateral for the Products created by or on behalf of Distributor, without representation or warranty other than that Distributor has not itself theretofore assigned or transferred any rights therein. In addition, upon and within fifteen (15) days of Riverdeep's request, no more frequently than once each quarter during the Term, Distributor shall also provide archived files of all such materials in the same form and format in which Distributor uses such materials at no cost to Riverdeep. Distributor shall not create a unitary composite mark involving Riverdeep's trademarks or trade names. Distributor agrees that all use of such Riverdeep trademarks and trade names shall be pursuant to Riverdeep's use guidelines, shall inure to the benefit, and be on behalf, of Riverdeep.

      3.2 Distributor hereby agrees that at the termination or expiration of this Agreement, Distributor shall and does assign, transfer and convey to Riverdeep all trademarks, service marks, copyrights, equities, good will titles or other rights, titles and interests throughout the world in and to the Products (including all packaging, marketing collateral and related materials, but excluding Distributor's logo and other trademarks proprietary to Distributor and unrelated to the Products) which may have been obtained by Distributor or which may have vested in Distributor as a result of its activities under this Agreement, and that Distributor shall immediately execute any instruments requested by Riverdeep to accomplish or confirm the foregoing. No consideration other than the mutual covenants and considerations of this Agreement shall be necessary for any such assignment, transfer, or conveyance. Distributor expressly understands and agrees that following termination or expiration of this Agreement it retains no right to exploit or continue to exploit or in any way deal with copies of, in any fashion and/or by any means, the Products or any elements thereof, or packaging, promotion or advertising related thereto or to the Products, and/or other works which embody the Products in whole or in part which it created pursuant to this Agreement, without Riverdeep's prior consent.

      3.3 Distributor may not adopt any trademark, trade name, design, logo or symbol, which is similar to or likely to be confused with or to dilute any Riverdeep mark, name, logo or other intellectual property. Any sale of a Product shall include the copyright, trademark and other proprietary rights notices as are contained on the masters of such Product (including the documentation) or as may be specified from time to time by Riverdeep. The Products shall feature the Riverdeep brands. Distributor shall mark all packaging to indicate itself as the manufacturer and distributor of the products, under license from Riverdeep Inc., a Limited Liability Company, and its licensors. All packaging is subject to Riverdeep's approval. Riverdeep's approval of such packaging shall be deemed to constitute Distributor's compliance with the packaging requirements of this Agreement.

4.    LICENSE FEES; GUARANTEED ROYALTY; THIRD PARTY LICENSING REIMBURSEMENT.

      4.1 Earned License Fees. Distributor shall pay Riverdeep the license fee(s) set forth on Exhibit B of this Agreement according to the terms set forth on Exhibit B.

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      4.2   Guaranteed Royalty.

            4.2.1 Subject to further adjustment as provided in this Section 4.2 below, for each Sales Year during the Term of this Agreement, Distributor shall pay a guaranteed, irrevocable, non-refundable payment (recouped against royalties as hereinafter provided) as follows (for each Sales Year, the "Guaranteed Royalty").

            (i) In respect of the first Sales Year, the Guaranteed Royalty shall be 80% of the actual Royalties earned by Riverdeep under the Prior Agreement from sales of the Products during the "Sales Year" as defined therein .

            (ii) In respect of the second Sales Year, the Guaranteed Royalty shall be 80% of the actual Royalties earned by Riverdeep from sales of the Products during the first Sales Year.

The Guaranteed Royalty for each Sales Year shall be paid in twelve equal monthly installments on the 25th day of each month of the applicable Sales Year. Notwithstanding the foregoing, upon the occurrence of the first Revision Event, the Guaranteed Royalty for the current and, if applicable, remaining Sales Years shall be zero, and within 30 days after the occurrence of such Revision Event, Riverdeep shall refund to Distributor the amount by which the aggregate installments of the Guaranteed Royalty theretofore paid by Distributor, exceed the royalties earned by Riverdeep with respect to sales of the Products in such Sales Year.

            4.2.2 The Guaranteed Royalty for each Sales Year shall be fully recoupable by Distributor from royalties earned by Riverdeep on Products during such year and for three additional months into the following Sales Year (for an aggregate recoupment period of 15 months); provided however, that if at the end of any Sales Year, Distributor has not fully recouped the Guaranteed Royalty for such Sales Year, then Distributor shall have 12 months from the first ship date of any Product that shipped in the last quarter of such Sales Year to recoup such Guaranteed Royalty from sales of such Products only; provided further, that if Riverdeep has failed to provide any Deliverable for a Product when due, then Distributor shall have 12 months from the first ship date of any such Product to recoup such Guaranteed Royalty from sales of such Products only from the Sales Year in which such Product was supposed to have shipped; and provided further, that Distributor shall have an additional 12-month period to recoup all Guaranteed Royalties from the sales of all of the Products upon the occurrence of the first Revision Event.

            4.2.3 If, on any Adjustment Date, the decline in the NPD Index (i) from the beginning of the Sales Year under the Prior Agreement until the end thereof, or (ii) from the beginning of the first Sales Year hereunder until the end thereof, exceeds thirty (30%) percent, then Distributor shall be entitled to a credit against next succeeding installment of the Guaranteed Royalty for the Sales Year in which such Adjustment Date falls and each installment thereafter until such credit has been fully applied (or if the Term terminates due to a default by Riverdeep or expires, Distributor shall be entitled to a cash payment from Riverdeep in the amount of the Applicable Benchmark Credit for such year) in the amount of the Applicable Benchmark Credit on each such Adjustment Date. The "Applicable Benchmark Credit" means an amount equal to the product of the following variables:

            (x) the market share of the Products, expressed as a percentage; times,

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            (y)   the amount, expressed in gross dollars, by which 70% of the
                  NPD Index at the beginning of the applicable preceding Sales Year exceeds the NPD Index at the end of such preceding Sales Year; times

            (z)   Riverdeep's royalty rate (i.e., 25%).

            4.2.4 In addition, upon the occurrence of a Loss Event, Distributor shall be entitled to a further credit against the next succeeding installment of the Guaranteed Royalty for the first and second Sales Years and each installment thereafter until such credit has been fully applied (or if the Term terminates due to a default by Riverdeep or expires, Distributor shall be entitled to a cash payment from Riverdeep in the amount of such credit in such year) in an amount equal to the Guaranteed Royalty for the most recent 12-month period (such period and Guaranteed Royalty during the first Sales Year hereunder referring to the "Guaranteed Royalty" and the "Sales Year" under the Prior Agreement), multiplied by a fraction, the numerator of which is the gross revenue generated by the applicable Product as to which such Loss Event occurred over the preceding 12-month period, and the denominator of which is the gross revenue generated by all of the Products over the same period (or if such Product was not released by Riverdeep during such period, the closest like Product). Upon request, Riverdeep shall provide all such information as may be necessary or appropriate for Distributor to calculate such credit, including historical revenue figures and shall make its books and records available to Distributor for such purpose to the same extent as Distributor would be required to if Riverdeep initiated an audit hereunder.

      4.3 Each quarter during the Term, Distributor shall reimburse Riverdeep for third party license fees paid by Riverdeep under its license agreements for the Products in the amount of up to the lesser of (i) $250,000 each such quarter, and (ii) 50% of the aggregate amount of such fees over such quarter, such payment to be made within 30 days' receipt of Riverdeep's invoice therefor. In no event shall Distributor's obligation under this Section 4.3 exceed $1,000,000 for each Sales Year. Distributor shall have the right to request reasonable back-up documentation to verify the license fees paid by Riverdeep.

5.    UNDERTAKINGS OF THE PARTIES.

      5.1 Marketing of the Products. Distributor shall use commercially reasonable efforts to promote the sale of the Products in the Territory and Channel. Distributor shall undertake channel marketing of the Products throughout the Territory, consistent with industry standards. Distributor shall maintain a commercially reasonable sales organization which can be best utilized for the promotion of the sales of the Products.

      5.2 Conduct of Business. Distributor will conduct its business in a manner that will reflect favorably at all times on the Products and the good name, goodwill and reputation of Riverdeep; avoid deceptive, misleading or unethical practices or advertisements that are or might be detrimental to Riverdeep, the Products, or the public; and not publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising materials. Distributor agrees that the Products replicated and distributed by Distributor shall at all times shall be of high standard and of such style, appearance and quality as to protect and enhance the Products and the good will pertaining thereto, shall meet Riverdeep's reasonable quality standards and specifications as stated herein, and shall be manufactured, sold, distributed and promoted in accordance with all applicable, Federal, state and local laws and regulations. Distributor may not sell Products that Distributor knows to be damaged or defective or which it would reasonably consider to be "seconds" based on industry standards.

      5.3 Compliance with Laws. Distributor will comply in all material respects with the laws and regulations of all applicable local, state and federal jurisdictions relating to Distributor's activities hereunder, including, but not limited to, all state and federal laws and regulations governing product warranties for the Products.

      5.4 Sales Materials. Subject to Riverdeep providing underlying data for the Sales Materials, Distributor may reproduce sales materials, including technical specifications, drawings, advertisements and samples (collectively, "Sales Materials") as reasonably required, provided that all copyright, trademark and other property markings are reproduced. Such materials remain the property of Riverdeep, and, except insofar as they are distributed by Distributor in the course of its performance of its duties under this Agreement, must be promptly returned to Riverdeep upon the expiration or termination of this Agreement without charge to Riverdeep.

6. PUBLIC ANNOUNCEMENT; CONFIDENTIALITY OF INFORMATION AND MATERIALS. Neither party may issue a press release or make other public announcement regarding the existence of this Agreement, without the express written consent of the other except to the extent reasonably interpreted to be required by applicable laws, rules or regulations, and in such case, Distributor shall endeavor, but shall not be obligated, to provide Riverdeep with notice of such announcement and an opportunity for review. The parties each shall hold in strict confidence and shall not disclose to others (except for affiliates, investors, advisers and consultants on a need to know basis and subject to confidentiality, or otherwise as required by law) or use, either before or after termination or expiration of this Agreement, any technical or business information, manufacturing technique, process, experimental work, trade secret or other confidential matter relating to the Products, except to the extent disclosure is reasonably required in connection with Distributor's marketing activities in the Territory and except to the extent that Riverdeep may assign the proceeds under this Agreement as set forth in Section 12.3.

7.    REPRESENTATIONS AND WARRANTIES.

      7.1 Riverdeep. Riverdeep represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and that it has the full rights, power, legal capacity and authority to enter into this Agreement, and to carry out the terms hereof; (ii) this Agreement has been executed by its duly authorized representative and is a valid, legally binding and enforceable obligation of Riverdeep; (iii) Riverdeep is either the owner of the Products and all Intellectual Property Rights therein or has procured all necessary rights and licenses from the owners of such rights to enter into and carry out the terms of this Agreement; (iv) the Products have not been sold, assigned, leased, licensed or in any other way disposed of or mortgaged, pledged or encumbered in a manner that would violate the license granted to Distributor hereunder, and that it is under no contractual or other legal obligation which would interfere in any way with the full, prompt, and complete performance of its obligations pursuant to this Agreement (including with regard to Riverdeep's contracts with COKeM that relate to the Products); (v) no consent of any person or entity not a party to this Agreement is required or necessary for Riverdeep to carry out its obligations hereunder; (vi) there is no litigation, claim or proceeding of any nature pending or threatened in writing against or relating to the Products or any Intellectual Property Rights related thereto which would have any material adverse effect on the rights granted to Licensee hereunder; (vii) no default has occurred under any agreement or contract to which Riverdeep is a party pursuant to which Riverdeep licenses any Product from a third party, nor has any event occurred, which, with the giving of notice or the passage of time, would constitute a default under any such agreement or contract; and (viii) neither the Products, nor any of the deliverables, nor the use of the Products or such deliverables by Distributor in the manner specifically authorized hereunder, nor the grant of the rights under this Agreement, is or will be an infringement of or otherwise in violation of the rights of any third party in the Territory, including, without limitation, the Intellectual Property Rights, or will violate any applicable laws, rules, or regulations.

            7.1.1 In this regard, Riverdeep hereby acknowledges and agrees that Distributor shall be entitled to use and exploit in connection with its rights under this Agreement all artwork and features and elements thereof and all other materials provided by Riverdeep to Distributor under this Agreement without being obligated to independently verify that, to the extent the same has or may have been provided to Riverdeep by a third party, Riverdeep has cleared all rights to Distributor's use and exploitation of such materials. Without limiting the generality of the preceding sentence, Distributor at any time shall have the right in its sole discretion to require that Riverdeep provide to it evidence satisfactory to Distributor that all such rights to any such materials have been cleared with all third parties, and upon receipt of such request, Riverdeep shall promptly do so. In no event shall any such request for verification by Distributor or disclosure by Riverdeep concerning the impairment of such rights be deemed to abrogate or otherwise limit or affect the protections afforded to Distributor under this Agreement in respect of Distributor's use or exploitation of such materials.

      7.2 Riverdeep further represents and warrants the goldmaster candidate for each Product shall (i) correspond to, and perform in all material respects in accordance with, any relevant specifications, functional or other descriptions contained in the written materials accompanying the Products and in all of Riverdeep's advertising and promotional materials (including, any final demonstration versions of the Products, produced, released or approved by Riverdeep), without interruption or error, (ii) function in all respects on the hardware and software specified, (iii) be free from viruses, bugs, and operational limiting routines, the effect of which would materially impair the ability of the end-user to use and enjoy the Product as so intended, (iv) not contain any viruses, worms, date bombs, time bombs, or other code designed to cause the Products to cease operating or to damage, interrupt, or interfere with any end-user's hardware, software or data, and (v) be free of other material defects. If any goldmaster candidate fails to comply with Riverdeep's representation and warranty under this Section, without limiting any right or remedy in this Agreement, Riverdeep shall provide patches or fixes to such Product that prevents it from functioning as represented to Distributor or otherwise keeps it from satisfying the requirements of this Section, any such patches or fixes to be provided as soon as commercially reasonable following Distributor's request therefor, but in no event later than 15 days thereafter for any material bug attributable to Riverdeep's product coding and 30 days for all other Products, it being understood that any such patch or fix so provided shall be deemed to cure Riverdeep's breach of the foregoing representation so long as such patch or fix, taken together with the Product itself, would not have resulted in a breach of such representation, and other than for any out-of-pocket losses, costs, or expenses incurred or owed by Distributor as a result of such breach. Distributor shall notify Riverdeep of crash bugs promptly after becoming aware of the existence thereof and of any other impairment event in a commercially reasonable period of time thereafter.

      7.3 Riverdeep shall pay all amounts due under each of its licenses for the Products and shall otherwise maintain the same in effect through the term thereof. Riverdeep shall not grant any waiver or forebearance with respect thereto if the effect of such waiver or forebearance would be to accelerate the date of the expiration or termination thereof from the original term.

      EXCEPT AS SET FORTH IN THIS SECTION, RIVERDEEP MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PRODUCT OR THE RELATED DOCUMENTATION AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW THE PRODUCTS ARE DELIVERED "AS IS." THE WARRANTY STATED HEREIN IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND SUCH WARRANTY CONSTITUTES THE ONLY WARRANTY MADE BY Riverdeep WITH RESPECT TO THIS AGREEMENT OR THE PRODUCTS, ARTICLES, MATERIALS, REPLACEMENT PARTS OR SERVICES TO BE SUPPLIED HEREBY.

      7.4 Distributor. Distributor covenants, represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and that it has the full rights, power, legal capacity and authority to enter into this Agreement, and to carry out the terms hereof; (ii) this Agreement has been executed by its duly authorized representative and is a valid, legally binding and enforceable obligation of Riverdeep; (iii) Distributor's exercise of its rights and performance of its obligations hereunder will not violate any laws or other legal requirements; (iv) Distributor will not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon the License or Products or permit the commencement of any proceeding or foreclosure action on a lien created by Distributor or any of its agents or contractors on the License or Products, or to obtain any assignment thereof, whether or not involving any judicial or nonjudicial foreclosure sales.

8.    INDEMNIFICATION AND INSURANCE

      8.1 Riverdeep Indemnity. Riverdeep shall indemnify, defend, and hold Distributor harmless from and against all claims, suits, demands, actions and proceedings, judgments, penalties, damages, costs and expenses (including reasonable legal fees and costs), losses or liabilities ("DAMAGES") arising out of (i) any trademark, trade dress, copyright, or patent infringement claim, claim involving appropriation of trade secrets, claim arising out of the use and exploitation of a person's appearance, performance, voice, or likeness in a Product or Previously-Released Property, or claim arising out of anyone's right to publicity or invasion of privacy contained in a Product or Previously-Released Property; (ii) any amounts due to third parties for license fees, royalties, dues, fees, or other amounts arising out of the content of or included in any Product (including without limitation, public performance fees, music sync license fees, and amounts due to any guilds, unions or collective societies in connection with such content and the use and exploitation thereof);
(iii) any product liability claim or other claim for injury or damage done to any person arising out of the use or operation of software in the Product; (iv) any claim arising out of or relating to the manufacturing, marketing, sale, distribution, or other exploitation of Previously-Released Properties or Products existing in the Channel prior the Commencement Date excluding amounts for which Distributor is responsible under Section 5 and 6 of Exhibit B; (v) any Damages incurred by Distributor resulting from a breach by Riverdeep of any provision of this Agreement; (vi) Distributor's costs of goods and out-of-pocket losses arising out of a Loss Event in respect of any Product, without regard to whether such Product is replaced pursuant to Section 2.6 or any reduction to the Guaranteed Royalty; or, (vii) any liabilities associated with inventory in the Channel from and after the expiration or sooner termination of the Term except to the extent (A) of such liabilities for which Distributor is expressly liable therefor under Section 10.2 of the Prior Agreement, or (B) of such liabilities other than for returns, Sales Discounts, MDF for such inventory for which Distributor would otherwise be responsible under this Agreement which arise out of an event or condition occurring during the Term.

            8.1.2 Riverdeep shall not be obligated to defend or be liable for costs and/or damages under this Section 8 to the extent that the alleged infringement arises out of or is in any manner attributable to any modification of any Product by Distributor (or any of Distributor's resellers), including packaging and marketing collateral.

            8.1.3 If any intellectual property claim which Riverdeep is obligated to defend has occurred, or in Riverdeep's opinion is likely to occur, Distributor agrees to permit Riverdeep, at Riverdeep's option and expense, either to procure for Distributor (or its customers) the right to continue using the subject Product or to replace or modify such Product so that it becomes non-infringing; provided that any such action is at no cost or expense to Distributor and any replacement is in accordance with Section 2.6 hereof.

      8.2 Distributor Indemnity. Distributor shall indemnify and hold Riverdeep harmless from and against all Damages which may arise or result from or relate to (i) contract claims between Distributor and any of its distributors, resellers, replicators, or retailers relating to any of the Products; (ii) any Damages incurred by Riverdeep as a result of any sale by Distributor of any Product outside of the Territory; (iii) any Damages incurred by Riverdeep resulting from a breach by Distributor of any provision of this Agreement; (iv) any third party claims of misleading advertising by Distributor; or (v) any trademark, trade dress, copyright, or patent infringement claim, claim involving appropriation of trade secrets, claim arising out of the use and exploitation of a person's appearance or likeness, in each case solely arising out of any Product packaging created by or on behalf of Distributor, or claim arising out of anyone's right to publicity or invasion of privacy contained in any such Product packaging other than any claim relating to underlying art assets or other materials provided by or on behalf of Riverdeep to Distributor;
(vi) any unfair trade practice, antitrust, or consumer protection claims relating to the manufacture, marketing, sale or distribution of the Products by Distributor; (vii) any personal injury claims relating to Distributor's manufacture, sale, marketing or distribution of the Products, except to the extent arising from the software in the Products; and (viii) any claims by Riverdeep's licensors arising from or related to Distributor's incomplete or inaccurate reporting relating to the sale of the Products (it being understood that Distributor shall not be liable under this clause (viii) for incomplete or inaccurate information provided to it by a third party).

      8.3 The indemnifications provided for herein are conditioned upon the indemnified party's furnishing the indemnifying party with prompt written notice of any such claim or suit and upon reasonable cooperation in defense of such claim or suit. In such event, the indemnifying party shall have the option to undertake and conduct the defense of any such claim or suit. The indemnifying party shall not settle any claim or suit without the prior written consent of the indemnified party, which shall not be unreasonably withheld or delayed. The indemnifications hereunder shall survive the termination of this Agreement.

      8.4 NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OF REVENUES, PROFITS, OR BUSINESS OR OTHER ECONOMIC LOSS ARISING OUT OF OR IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER, ARISING UNDER CONTRACT, TORT OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS, EXCEPT AS SPECIFICALLY PROVIDED FOR ELSEWHERE IN THIS AGREEMENT. THE FOREGOING SHALL NOT LIMIT EITHER

PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER TO THE EXTENT THAT A THIRD PARTY CLAIMS ANY SUCH DAMAGES AGAINST A PARTY HEREUNDER.

      8.5 Insurance. Distributor shall obtain, at its own expense, general liability, including product liability, insurance providing adequate protection for Riverdeep in amounts no less than One Million Dollars ($1,000,000.00) for bodily injury to any person per any one occurrence and One Hundred Thousand Dollars ($100,000.00) for property damage per any one occurrence. Simultaneously with the execution of this Agreement, Distributor shall submit to Riverdeep fully paid policies or certificates of insurance naming Riverdeep as an additional insured party and, providing that coverage shall extend to all claims or suits arising out of the use of the Products manufactured or sold under this Agreement, and further requiring that the insurer shall not terminate or materially modify such without written notice to Riverdeep at least twenty (20) days in advance thereof.

9.    TERM OF AGREEMENT.

      9.1 This Agreement shall commence on the Commencement Date and shall continue in effect for a period of two (2) years from the Commencement Date (as the same may be extended hereunder, the "TERM"). The Term shall be extended for any extended recoupment periods under Section 4 hereof. Each year is conditioned on the payment of the applicable Guaranteed Royalty for the preceding Sales Year.

      9.2 The Term may be renewed for successive one (1) year terms upon the mutual written agreement of the parties.

10.   TERMINATION.

      10.1 Termination For Cause. Either party may terminate this Agreement, without further notice, for cause as follows:

            10.1.1 Either party may immediately terminate this Agreement upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement or institution.

            10.1.2 Either party may terminate this Agreement if the other party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days (or such shorter period as may be expressly provided for in such applicable term or provision) after receipt of written notice given. Distributor shall hold its affiliates, third party manufacturers and authorized sublicensees to the same standards that Distributor is held. If any of Distributor's affiliates, third party manufacturers or authorized sublicensees commits any activity which would be a breach of the Agreement by Distributor if Distributor had committed such activity, Distributor shall within three business days following notice thereof take commercially reasonable efforts to terminate such activity. Thereafter, if the activity is not terminated within the earlier of thirty (30) days or the period allowed for cure, pursuant to the applicable agreement with such third party manufacturer or sublicensee, Distributor shall terminate the contractual relationship with such third party.

            10.1.3 [Intentionally Omitted.]

            10.1.4 On each Adjustment Date, Riverdeep may, at its discretion upon 30 days' prior written notice to Distributor to be given no later than such Adjustment Date, terminate the Agreement as to further distribution in the Channel of any of Riverdeep's seven highest revenue generating Products over the preceding Sales Year (such period during the first Sales Year hereunder referring to the "Sales Year" under the Prior Agreement) if Distributor does not sell or distribute a sufficient number of units in any Sales Year to meet 70% of any applicable Per Product Market Share Quota (defined below), unless within 90 days after receipt of Riverdeep's notice electing to terminate such Product, Distributor sells or distributes sufficient additional units to meet such percentage of Per Product Market Share Quota; provided however, no Product shall be terminated by reason of this subsection if a new release has not been on the market for at least the same amount of time as the previous version. Distributor shall cease all further distribution into the Channel of any such Product within sixty (60) days of notice thereof. In such event, at Riverdeep's request, the inventory for said Product shall be returned or destroyed at Riverdeep's expense. Notwithstanding any such termination, each party's rights and obligations in regard to customer support, representations, warranties, indemnification, returns, credits, license fees and royalties due on Products already in the Channel shall survive. The "Per Product Market Share Quota" means, for each of Riverdeep's seven highest revenue generating Products ,the net unit quantity of the Product sold (by Riverdeep or Distributor, as applicable) during the twelve months prior to the applicable Sales Year, adjusted by the same percentage that the Industry Standard decreased or increased in comparison to the twelve months prior to the applicable Sales Year. "INDUSTRY STANDARD" shall be equal to the combined number of units of all of the software titles in each specifically applicable sub-category sold during each Sales Year, or the twelve months preceding the first Sales Year, as applicable, and shall be determined based on data from NPD Techworld. For example, if in Sales Year 2, according to NPD Techworld combined sales of all of the software titles equaled four hundred five thousand (405,000) units, the Industry Standard for Sales Year 2 is set at four hundred five thousand (405,000) units. This is then compared to the preceding Sales Year's Industry Standard, for purposes of this example four hundred fifty thousand (450,000) units. In this example, the Industry Standard in Sales Year 2 would be calculated to be ten percent (10%) lower than the Industry Standard Sales Year 1. Therefore, assuming Product A sold 100,000 units in Sales Year 1, the Per Product Market Share Quota for the new version of Product A in Sales Year 2 would be 90,000 units (100,000 x (1-10%)).

      10.2 Rights Upon Termination. Upon termination of this Agreement, by expiration of the Term or otherwise, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (i) their respective obligations to pay any monies due or which become due as of or subsequent to the date of termination, and (ii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of termination. Riverdeep shall provide written notice to the Channel that Riverdeep or its new distributor will take responsibility for all returns, Sales Discounts, and MDF from and after such expiration or sooner termination; provided however, that Distributor shall remain responsible for credits given by or on behalf of Riverdeep to its retail customers following the expiration or sooner termination of the Term in respect of inventory then in the Channel in an aggregate amount equal to such credits that Distributor was entitled to charge to Riverdeep under Section 6 hereof when Distributor entered into this Agreement with Riverdeep, but in no event shall any such credits exceed that which apply in respect of thirteen (13) weeks of inventory in the Channel as of such expiration or sooner termination of the Term. Distributor and any authorized sublicensees shall immediately cease all manufacturing, selling, marketing, distributing, advertising and/or promoting of the Products. Distributor shall not increase sales in the Channel prior to expiration of the Agreement in a manner inconsistent with standard industry practices and Distributor's inventory management practices during the Term. In the event of expiration or termination for Riverdeep's breach, Distributor shall, at Riverdeep's direction, destroy Products in Distributor's possession, or transfer all Products in its possession to Riverdeep, provided that Riverdeep shall reimburse Distributor the actual cost of goods for eleven (11) weeks of projected channel sell-through of the Products as of the date of expiration or termination, plus shipping and handling fees for all units transferred to Riverdeep. In the event that the parties cannot agree on eleven (11) weeks of projected channel sell-through for the Products, the matter shall be referred to the Mediator to determine the quantity based upon such data as the parties each shall submit in support of their respective position. Such Mediator shall be advised at the time of engagement to invoice each party for 50% of fees and costs. In the event of termination for Distributor's breach, Distributor shall, at Riverdeep's direction, destroy Products in Distributor's possession, or transfer Products in its possession to Riverdeep, provided that Riverdeep shall reimburse Distributor the actual cost of goods plus shipping and handling fees for all units transferred to Riverdeep. Upon termination or expiration of the Agreement for Distributor's breach, Distributor's payment obligation for earned and guaranteed royalties shall survive and shall be due and payable upon the same terms and conditions as provided for herein subject to any obligation under applicable law to mitigate damages suffered by virtue of Distributor's breach.

      10.3 Unforeseen Circumstances. No delay or failure by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability, if the same shall arise by reason of any cause beyond the reasonable control of the affected party, including, but not limited to, labor disputes, strikes, wars, terrorism, riots, insurrection, civil commotion, accident, shortage of materials or equipment, government regulations, fire, flood, storm, or any other acts of God, including defects and/or breakdowns of equipment and programming errors not within the reasonable control of the affected party, provided that the party so affected shall use commercially reasonable efforts to avoid or remove such cause of nonperformance and shall continue performance hereunder as soon as practicable. The foregoing shall not excuse the performance of any financial obligations hereunder under any circumstance. In the event such cause occurs and exceeds sixty (60) calendar days, the party not so affected may cancel this Agreement upon written notice.

      10.4 Bankruptcy. The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the Bankruptcy Code.

      (a) In the event of Distributor's bankruptcy, the parties intend that any royalties earned under this Agreement during the bankruptcy period be deemed administrative claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estate's enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and (ii) deny Riverdeep the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

      (b) The parties acknowledge and agree that any delay in the decision of trustee of the bankruptcy estate to assume or reject the Agreement (the "Decision Period") materially harms Riverdeep by interfering with Riverdeep's ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation would be a time consuming and expensive process and that it is unreasonable for Riverdeep to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

      (c) Riverdeep, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the Products), has relied on the particular skill and knowledge base of Distributor. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of Riverdeep.

      10.5 Cross-Default. An uncured material default under the Prior Agreement by either party shall be deemed to constitute a an uncured material default under this Agreement, the occurrence of which will entitle the party not so in default to pursue all rights and remedies hereunder, including termination and such other rights and remedies as such party may have at law or in equity.

      10.6  Survival of Terms. Sections 3, 4, 6, 7, 8, 10.2, 10.5, 11 and 12 of
this Agreement shall survive any termination of this Agreement.

11.   BOOKKEEPING OBLIGATIONS AND INSPECTION RIGHTS.

      11.1 Distributor shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of payments hereunder, and Riverdeep shall have the right, by a certified public accountant appointed by it and reasonably approved by Distributor, to examine such books at all reasonable times (but not more than once in each calendar year and not during the first fifteen days of any quarter) for the purpose of verifying the accuracy of the reports and computation rendered by Distributor. Upon reasonable advance written notice (but in no event less than 15 days), such examination shall be made during normal business hours at the principal place of business of Distributor. If such examination reveals that reports furnished by Distributor were inaccurate by more than five percent (5%) and that amounts in excess of those paid to Riverdeep are due, the cost of such examination shall be borne by Distributor, and Distributor shall pay the amount of any discrepancy to Riverdeep, plus interest at the rate of nine percent (9%) per year or part thereof on any deficiencies.

      11.2 Distributor will make commercially reasonable efforts to facilitate Riverdeep's ability to enter and inspect all premises and facilities (including, without limitation, storage and shipping facilities) of Distributor and its manufacturer(s) and distributor(s), and its and their warehousers and/or shippers, in order to ensure that the manufacture, packaging, labeling, advertising and promotion and distribution of Products comply with Distributor's obligations hereunder and all applicable laws. Distributor will make commercially reasonable efforts to provide all information reasonably requested by Riverdeep regarding the testing, manufacture, quality control, storage and shipment of the Products.

12.   MISCELLANEOUS.

      12.1 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the Products, supersedes any prior written or oral agreement or understandings between the parties with respect to the Products, and cannot be changed or terminated orally. This Agreement may be amended only by a writing signed by the parties hereto.

      12.2 Enforceability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

      12.3 Assignment. Neither party shall assign this Agreement without the prior consent of the other, not to be unreasonably withheld or delayed, except to an entity which controls, is controlled by, or under common control with such party ("control" defined as the power to directly or indirectly direct the management of the applicable entity or ownership of 50% or more of the voting shares thereof) or a merger of a party into another business entity, the sale or transfer of the ownership interest or control of a party, or the sale or transfer of more than 50% of a party's assets

      12.4 Successors. All rights and obligations arising out of this Agreement shall inure the benefit of, and be binding on and enforceable by the parties and their respective successors and permitted assigns.

      12.5 Currency. All dollar amounts herein are expressed in United States funds.

      12.6 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California.

      12.7 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed first class mail, postage prepaid, sent by prepaid telegram (or telex or other facsimile transmission) or sent by express overnight courier service:

If to Riverdeep, to:                                If to Distributor, to:
-------------------                                 ---------------------
Riverdeep Inc. A Limited Liability Company          Encore Software, Inc.
500 Redwood Blvd.                                   16920 S. Main Street
Novato, CA 94947                                    Gardena, CA 90248
Attention: Chief Operating Officer                  Attention: Michael A. Bell
Fax: (415) 763-4931                                 Fax: (310) 768-1822

With a copy to:                                     With a copy to:

Riverdeep, Inc.                                     Encore Software, Inc.
500 Redwood Boulevard                               16920 S. Main Street
Novato, California 94947                            Gardena, CA 90248
Attention: Counsel                                  Attn: General Counsel
Fax: (415) 763-4931

or to such other address as any such party may have designated by like notice forwarded to the other party hereto.

      12.8 Dispute Resolution; Election of Remedy. Any dispute, controversy, or claim arising out of, in connection with, or in relation to this Agreement or the breach thereof shall be resolved in a state or federal court venued in Marin or San Francisco County, the jurisdiction of which is stipulated. The parties waive any right to claim forum non conveniens, or to otherwise object to jurisdiction or venue. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement will not be exclusive of any other remedies available hereunder or otherwise at law or in equity.

      12.9 Injunctive Relief. Distributor understands and agrees that Riverdeep will suffer irreparable harm in the event that Distributor fails to comply with the any of its obligations under Section 2.1 or Section 3, above, and that monetary damages in such event would be substantial and inadequate to compensate Riverdeep. Consequently, in such event Riverdeep will be entitled, in addition to such monetary relief as may be recoverable by law, to such temporary, preliminary and/or permanent injunctive relief as may be necessary to restrain any continuing or further breach by Distributor, without showing or proving any actual damages sustained by Riverdeep.

      12.10 Independent Contractors. The parties hereto are independent contractors and neither party is an employee, agent, partner or joint venturer of the other. Neither party shall have the right to bind the other party, whether directly or indirectly, to any agreement with a third party or to incur any obligation or liability on behalf of such other party, whether directly or indirectly.

      12.11 No Third Party Beneficiaries. Except for the parties hereto, no other party shall be entitled to any rights, benefits, or privileges under this Agreement.

      12.12 Offset. Notwithstanding any provision of this Agreement, at any time during the Term or any extension of this Agreement and after expiration or termination of this Agreement, either party has the right to offset any and all amounts or credits which such party owes to the other party hereunder against any and all amounts which other party owes such party hereunder.

      12.13 Relationship to Prior Agreement. Notwithstanding anything to the contrary in this Agreement or in the Prior Agreement, upon the Commencement Date hereof and any time thereafter, Distributor shall have the right, but not the obligation, to terminate the Prior Agreement.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed under seal as of the date first set forth above.

RIVERDEEP INC., A LIMITED LIABILITY             ENCORE SOFTWARE, INC.
COMPANY

By: ________________________________
Name: John Rim                                  By: _________________________
Its: VP, Asst. Treasurer,                       Name:
Riverdeep Interactive Learning USA, Inc.,       Title:
Sole Member of
Riverdeep Inc., a Limited
Liability Company

                                INDEX OF EXHIBITS

EXHIBIT A - SCHEDULE OF PRODUCTS
EXHIBIT B - CERTAIN ADDITIONAL TERMS
EXHIBIT C - SCHEDULE OF APPROVED SUBLICENSES
EXHIBIT D - SCHEDULE OF DELIVERABLES FOR EACH PRODUCT
EXHIBIT E - SCHEDULE OF PRE-APPROVED THIRD PARTY MANUFACTURERS
EXHIBIT F - ROYALTY REPORT TEMPLATE

                                    EXHIBIT A

                              SCHEDULE OF PRODUCTS

                                 [see attached]

Attachment to Exhibit A (2005-2007)

SKU                                   TITLE
---                                   -----
TBD                             Mavis Beacon Teaches Typing 16
TBD                      Mavis Beacon Teaches Typing 16 Deluxe
TBD                   Mavis Beacon Teaches Typing 16 Deluxe MM
TBD                          Mavis Beacon Teaches Typing 16 MM
TBD                   Reader Rabbit Learning System  1st Grade
TBD                   Reader Rabbit Learning System  1st Grade
TBD                   Reader Rabbit Learning System  1st Grade
TBD                   Reader Rabbit Learning System  1st Grade
TBD                   Reader Rabbit Learning System  1st Grade
TBD                   Reader Rabbit Learning System  1st Grade
TBD                 Reader Rabbit Learning System Kindergarten
TBD                 Reader Rabbit Learning System Kindergarten
TBD                 Reader Rabbit Learning System Kindergarten
TBD                 Reader Rabbit Learning System Kindergarten
TBD                 Reader Rabbit Learning System Kindergarten
TBD                 Reader Rabbit Learning System Kindergarten
TBD                    Reader Rabbit Learning System Preschool
TBD                    Reader Rabbit Learning System Preschool
TBD                    Reader Rabbit Learning System Preschool
TBD                    Reader Rabbit Learning System Preschool
TBD                    Reader Rabbit Learning System Preschool
TBD                    Reader Rabbit Learning System Preschool
TBD                      Mavis Beacon Teaches Computing Skills
TBD                                 Mavis Beacon Teaches Other
TBD                               Destination Success Consumer
TBD                                           Kid Pix Deluxe 4
TBD                                          The Print Shop 21
TBD                             Carmen Sandiego Geography Pack
TBD                                                 PM 16 GOLD
TBD                                                 PM 16 PLAT
TBD                                             PM 16 PLAT DVD
TBD                                         Adventure Workshop
TBD                                           Calendar Creator
TBD                                                  Click Art
TBD                                         *3D Home Architect

*Subject to mutual agreement of the parties by September 1, 2004

                                    EXHIBIT B

                      SCHEDULE OF CERTAIN ADDITIONAL TERMS

1.    [Intentionally Omitted.]

2.    Royalties and Payment Terms:

      a) [Intentionally Omitted].

      b) Earned Royalty. Riverdeep shall earn royalties for sales of Products during each Sales Year as provided below, provided that the same shall not be payable until Distribution has recouped from such amounts the corresponding Guaranteed Royalty for such year.

            25% of Net Receipts for finished goods; provided however, that upon the first Revision Event to occur, the royalty rate shall thereafter be reduced as follows:

                Revision Event Condition:                                     Earned Royalty Rate:
                -------------------------                                     --------------------
If Riverdeep revised at least 6 out of its 10 highest                                   22%
revenue generating Products over the prior 12-month period,
which include 5 of its 5 highest revenue generating Products over the prior 12-month period.

If Riverdeep revised less than 6, but more than 4, of its                               20%
10 highest revenue generating Products over the 12-month
period, and at least 4 of those are within its 5 highest
revenue generating Products over the prior 12-month period.

Riverdeep revised any other combinations of its Products                                16%
that do not fall into one of the preceding categories.

            "NET RECEIPTS" is defined as gross sales from the sale of Products, less actual credits granted for returns, rebates, product mark-down expenses, and Sales Discounts. To the extent gross sales or dilutions relate to Mixed Assortments or Mixed Bundles, then Distributor may only apply such gross sales or deduct dilutions in an amount proportional to the percentage of Products in said Mixed Assortment or Mixed Bundle. With each royalty statement, Distributor may take a reasonable reserve for anticipated returns, not to exceed 20% of royalties earned for the applicable reporting period. With each monthly statement, Distributor will liquidate each reserve held, and pay to Riverdeep any royalties then due that are in excess of the liquidated reserve. Distributor may not deduct: cash discounts granted as terms of payment; promotional/new store discounts; costs, taxes or duties incurred in manufacturing, handling, shipping, importing, or selling. At Riverdeep's request, Distributor shall review its customer credit status with Riverdeep on a regular basis, but not more than once each quarter.

            Distributor, in consultation with Riverdeep, will develop and designate wholesale pricing strategies, pricing envelopes, and lifecycle management pricing guidelines around which Distributor may operate on a day-to-day basis independent of Riverdeep consultation; provided however, deviations from current pricing models outside of these parameters will require that Distributor consult with Riverdeep and Distributor will develop and designate any such pricing strategies, pricing envelopes, and lifecycle management pricing guidelines that so deviate from the current models.

            Distributor shall have full discretion with respect to the price it charges its retail customers. At such time as a Product reaches late-stage "closeout" status, Distributor shall request Riverdeep's consent to closeout the Product inventory through one or more closeout distributors. If Riverdeep shall fail to grant such consent within fifteen (15) days thereafter, then Riverdeep shall be required to purchase such inventory for an amount equal to Distributor's cost of goods therefor.

      c) [Intentionally Omitted.]

      d) Reporting and Payment. Detailed reporting and payment of earned royalties shall be provided no later than twenty-one (21) days following the end of each calendar month. Royalty reports shall contain such information as is included in a template report attached hereto as Exhibit F.

      e) Late Charges. Any payments which are made to Riverdeep or Distributor hereunder more than thirty (30) days after the due date therefor, shall bear interest at the rate of 9% per annum from the date such payments are due to the date of payment. Each party's right hereunder to interest on late payments shall not preclude such party from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to the other party's failure to make timely remittances.

3. Marketing Plan And Reports: Distributor shall provide Riverdeep, within 90 days of the Commencement Date, with a retail forecast for each Product licensed hereunder. In the event that Products are added to Exhibit A, Distributor shall provide Riverdeep with a retail forecast for each such Product no less than within a reasonable period of time prior to Riverdeep's planned Gold Master date for each such Product. For Riverdeep's review and consultation, Distributor will provide Riverdeep (a) with a sales and marketing plan and forecast including reasonably detailed information, on a quarterly basis; (b) a ninety (90) day rolling retail forecast for each active Product provided on a monthly basis; (c) on the first business day of each week during the Term, Distributor will provide Riverdeep with a report detailing gross shipments by Retailer for the previous week. Distributor will provide Riverdeep with the following reports on a monthly basis within nine (9) business days of the end of every month: SKU by reporting Retailer; EDI Sell-Through; Product Returns authorized; and Inventory Report. Distributor will provide Riverdeep with the following reports within thirty (30) business days of the end of every month (concurrent with royalty reporting): SKU by Sublicensee (if any approved); and Product units sold and/or distributed by Sublicensee (if any approved).

Distributor shall use commercially reasonable efforts to market and sell the Products and to promote the Products at industry trade shows specified by Riverdeep and agreed to by Distributor, which agreement shall not be unreasonably withheld. Distributor shall submit all marketing campaigns to Riverdeep for review and approval, not to be unreasonably withheld or delayed.

Distributor shall use commercially reasonable efforts to meet all product availability commitments made by Riverdeep (prior to the Commencement Date) to retail accounts, including meeting replenishment orders for fixed plan-o-grams, provided that Riverdeep shall have furnished Distributor with all deliverables and information Distributor may require to do so on a timely basis.

Distributor will not discriminate against the Products in favor of Distributor's other similar products.

Distributor shall not liquidate or deep-discount the Products, or otherwise distribute in a manner that may reasonably be expected to reduce the good will associated with or otherwise tarnish the Riverdeep brands. Products will only be sold to Retailers, or to distributors for resale, shipment and/or distribution to Retailers, who Distributor has a good faith belief will sell such Products in the Territory and Channel to the public in the same general manner in which merchandise of the same general description is customarily marketed, displayed and sold. In the event Distributor learns that any Retailer is treating the Products in a manner less favorably than similar merchandise, Distributor will inform Riverdeep and will make commercially reasonable efforts to have the problem corrected to Riverdeep's satisfaction. If Riverdeep is not satisfied within a reasonable period then, upon written request of Riverdeep, Distributor will discontinue future shipments to such Retailer and will not provide such Retailer with Licensed Article(s) thereafter without Approval.

4. Approvals. Distributor shall create and produce its own packaging, labels, disc art, end-user documentation, marketing and promotional materials, all subject to Riverdeep review, guidance, feedback and approval at the following stages:

                  -     Concept design

                  -     Alpha package design, including copy

                  -     Final mechanical.

A submission shall be approved or disapproved within ten (10) business days from receipt of the materials except the final mechanical, which will be approved within five (5) business days of receipt of materials. Approval shall not be unreasonably withheld or delayed. A submission shall in no instance be deemed approved. If approval is not granted, Riverdeep shall identify the reasons for disapproval and such corrective measures which, when taken, will result in approval upon resubmission. Among other reasons, Riverdeep may reasonably withhold approval in relation to the maintenance of brand and trade dress consistency between versions, product lines, and in its other channels. Distributor acknowledges that some of Riverdeep's licensors may have approval rights regarding packaging, software development and their proprietary brands and other names. Distributor shall reasonably cooperate with Riverdeep when third-party licensor approval is required. Distributor shall provide archived files of all approved materials, suitable for reproduction and in a form and format specified by Riverdeep, within 10 days of Riverdeep's approval.

Neither Distributor (any permitted sublicensees) nor third party manufacturers shall manufacture Products without Riverdeep's prior written approval of the materials to be reproduced unless such materials have been furnished to it by Riverdeep. Notwithstanding such approval, Distributor (any permitted sublicensees), and third party manufacturers shall be responsible to include on all Products and

Packaging any third-party licensor's name, trademark, and logo, and all applicable notices. Riverdeep's approval shall not relieve Distributor of this obligation; provided however, Riverdeep's approval of any given packaging shall be deemed to constitute Distributor's compliance with the packaging requirements hereof.

                                    EXHIBIT C

                        SCHEDULE OF APPROVED SUBLICENSES

AGREEMENT TITLE            DATE OF AGREEMENT:          BY AND BETWEEN RIVERDEEP AND:
---------------            ------------------          -----------------------------
OEM License Agreement      March 30, 2003              MPS Multimedia, Inc.

OEM License Agreement      June 15, 2003               MPS Multimedia, Inc.

OEM License Agreement      June 30, 2003               ROI

OEM License Agreement      June 30, 2003               COKeM

OEM License Agreement      September 30, 2003          Digital1Stop

                           June 30, 2003               Big Island

                           September 30, 2002          Software Mackiev

                                                       PC Treasures

[Last three licenses subject to review by Distributor]

                                    EXHIBIT D

                            SCHEDULE OF DELIVERABLES

                                                                        DUE DATE (Based On Number Of Days Before The
                          DELIVERABLES                                             Agreed Upon Ship Date)
                          ------------                                             ----------------------
Layered, high resolution files for available artwork for                                     90
Packaging as well as all but not limited to available marketing copy, legal copy, twenty screenshots, product/corporate logos, and key art

Manual in electronic format:

         Draft                                                                               45

         Final Version                                                                       30

Documentation                                                                                90

Layered, high resolution files for available sell sheets and                                 90
other promotional materials

25, 50, 100, and 200 word product descriptions, title                                        90
treatments (where available)

Press accolades, awards, reviews, endorsements (where available)                             90

Product demos and .avi's (where applicable and available)                                    90

Product walk-through documents (where available)                                             90

Competitive analysis - development features                                                  90

Product design document                                                                      90

System requirements                                                                          90

ESRB Rating (if applicable) and certificate                                                  45

Age range / grade level                                                                      90

Retailer and promotional history (where available)                                           90

6 samples of existing product                                                                90

goldmaster candidate Submission - three copies                                               45

Replicatable Goldmaster - three copies                                                       30

                                    EXHIBIT E

                 SCHEDULE OF APPROVED THIRD PARTY MANUFACTURERS

ACUPRINT                          5920 Bowcroft Street
                                  Los Angeles, CA 90016

ADVANCED COLOR GRAPHICS           245 York Place
                                  Claremont, CA  91711

ADVANCE PAPER BOX                 6100 S Gramercy Place
                                  Los Angeles, CA 90047

BERT-CO GRAPHICS                  3800 North Mission Road
                                  Los Angeles, CA. 90031

COLOUR CONCEPTS                   1525 Third St - Suite E
                                  Riverside, CA 92507

DELTA PRINTING SOLUTIONS          28210 N Avenue Stanford
                                  Valencia, CA 91355

FUTURE MEDIA PRODUCTIONS          24811 Ave Rockefeller
                                  Valencia, CA  91355

PRIMARY COLOR                     2361 McGaw Avenue
                                  Irvine, CA  92614

RITEK GLOBAL MEDIA                18560 San Jose Ave.
                                  City of Industry, CA 91748

SONOPRESS LLC                     108 Monticello Rd.
                                  Weaverville, NC 28787

TECHNICOLOR                       3233 E. Mission Oaks Blvd
                                  Camarillo, CA 93012

                                    EXHIBIT F

                             ROYALTY REPORT TEMPLATE

                                 [see attached]

                                       31